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                   CHAMPION INDUSTRIES, INC. AND SUBSIDIARIES

                                  EXHIBIT 3.1

             ARTICLES OF INCORPORATION OF CHAMPION INDUSTRIES, INC.

    The undersigned, acting as incorporator of a corporation under the West Virginia Corporation Act, adopts the following Articles of Incorporation for such corporation:

    1. The name of the corporation is Champion Industries, Inc.

    2. The period of the corporation's duration is perpetual.

    3. The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under Article One, Chapter Thirty-One, of the West Virginia Code of 1931, as amended.

    4. The address of the principal office of the corporation is P. O. Box 2968, Huntington, West Virginia 25728.

    5. The number of directors constituting the initial board of directors of the corporation is one (1) and the name and address of the person who is to serve as director until the first annual meeting of shareholders or until his successors are elected and shall qualify are:

                              Marshall T. Reynolds
                                 28 Hamill Road
                        Huntington, West Virginia 25701

    6. The name and address of the incorporator is Marshall T. Reynolds, 28 Hamill Road, Huntington, West Virginia 25701.

    7. The aggregate number of shares which the corporation shall have authority to issue is twenty million (20,000,000) common shares of the par value of $1.00 each.

    8. Provisions limiting or denying preemptive rights are: No holder of any shares of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of the corporation of any class now or hereafter authorized, or any securities exchangeable for or

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convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

    9. Provisions for the regulation of the internal affairs of the corporation are: None.

    Dated: March 17, 1997

                                             /s/ Marshall T. Reynolds

This instrument prepared by:
Thomas J. Murray
HUDDLESTON, BOLEN, BEATTY,
      PORTER & COPEN
Post Office Box 2185
Huntington, West Virginia 25722